                                                                   EXHIBIT 10.15


                                 April 24, 1996


Winston Hotels, Inc.
WINN Limited Partnership
c/o Mr. Robert W. Winston, III
2209 Century Drive
Raleigh, NC  27612

                 Re: Amended and Restated $125,000,000 Secured Line of Credit

Dear Ladies/Gentlemen:

         This letter constitutes the commitment of Wachovia Bank of North Carolina, N.A. ("Wachovia"), Branch Banking & Trust Company ("BB&T"), SouthTrust Bank of Alabama, N.A. ("SouthTrust"), and NationsBank, N.A. ("NationsBank") (Wachovia, BB&T, SouthTrust, and NationsBank being collectively referred to as the "Banks") to make a line of credit available (the "Line"), on a pro rata basis as set out below under Paragraph II.1, to the borrower described below (the "Borrower") under the following terms and conditions. As between Wachovia and the Borrower, this commitment, upon consummation of the transaction herein referenced (the "Closing"), amends and restates in its entirety the prior commitment of Wachovia dated April 13, 1995, to make a $50,000,000 Line of Credit available to the Borrower (the "Prior Commitment"). Upon the Closing, this commitment (the "Commitment") shall amend and restate in its entirety the Prior Commitment.

                             I.  GENERAL PROVISIONS

1. Borrower: Winston Hotels, Inc., a North Carolina corporation (the "Company"), and WINN Limited Partnership, a North Carolina limited partnership (the "Partnership"). The Company and the Partnership shall be jointly and severally liable for all obligations of the "Borrower."

2.       Maximum Line Amount; Line Availability Amount:

         A. Generally. $125,000,000.00 (the "Maximum Line Amount"). The amount of credit available to be drawn upon from time to time under this Line, including credit used and credit unused, and subject to the Line Availability Amount limitations set out below, is hereinafter referred to as the "Line Availability Amount."

         B. Line Availability Amount. The amount of credit available to be drawn upon from time to time shall at no time, however, exceed that amount which is the lesser of the "Loan to Value Amount" [as hereinafter defined in Paragraph I.2.B(1) below] and the "Cash Flow Amount" [as hereinafter defined in Paragraph I.2.B(2) below]. During the one-year period following the date of


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WINN Limited Partnership
April 24,  1996
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Closing and any remaining period of the fiscal quarter in which such one-year anniversary occurs (the "Interim Borrowing Base Credit Period"), such amount shall be increased by adding the Interim Borrowing Base Credit (as hereinafter defined) to such lesser amount.

         (1) Loan to Value Amount. The "Loan to Value Amount" shall be determined as follows:

                 a. Net Operating Income (as hereinafter defined) of all the Primary Hotels (as defined in Paragraph I.10.C) shall be divided by the capitalization rate of 13%.

                 b. The resulting number from a. above shall be multiplied by 45%.

                 c. The resulting number from b. above is the "Loan to Value Amount."

                          NOI / .13 = Value x .45 = Loan to Value Amount

                 "Net Operating Income" shall mean (i) all income derived by the Lessee (hereinafter defined) from the operation of all the applicable hotels (specifically including all room, food, beverage and other revenues but specifically excluding all sums collected on behalf of taxing authorities and required to be forwarded to such taxing authorities) less (ii) "Deductions from Income" for such hotels.

                 "Deductions from Income" for the applicable hotels shall be limited to the following: (i) all operating expenses in fact incurred in the operation of such hotels, specifically including franchise fees, insurance premiums, real estate taxes and personal property taxes but specifically excluding lease payments paid pursuant to the Lease for such hotel; (ii) management fees in an amount equal to 4% of gross room revenues for each such hotel, even though management fees may not be in fact paid or payable and even though management fees may be greater or less than that in fact incurred for such hotel; (iii) capital expenditures incurred in connection with each such hotel (which, for purposes of such calculation shall be an amount equal to 4% of gross room revenues, even though such amount of capital expenditures may be greater or less than that in fact incurred for such hotel).

         (2) Cash Flow Amount. The Cash Flow Amount shall be determined by multiplying the Cash Available for Distribution (hereinafter defined) for the Primary Hotels by 4.0.

                 Cash Available for Distribution with respect to any hotel or group of hotels shall be determined as follows:

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WINN Limited Partnership
April 24,  1996
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                          From Total Lease Revenues (Base Rent plus Percentage
                          Rent) derived by the Borrower from the Lessee with respect to such hotel or hotels, subtract the required Room Reserves (hereinafter defined) for such hotel or hotels, property taxes and casualty insurance premiums for such hotel or hotels and actual "general and administrative" expenses for the Borrower (prorated among all the hotels owned by the Borrower in a manner satisfactory to the Banks), defined in accordance with generally accepted accounting principles, consistently applied.

         (3) Calculation of Loan to Value Amount and Cash Flow Amount. Both the Loan to Value Amount and the Cash Flow Amount shall be calculated from time to time in accordance with the following procedure:

                 a. The Borrower shall provide to the Banks, together with the quarterly financial statements required by Paragraph II.19 of this Commitment, a financial statement with respect to the operations of the Primary Hotels during the preceding twelve calendar months ending as of the last day of such preceding fiscal quarter. If a Primary Hotel has not been operated as a hotel for twelve calendar months, such lesser period during which the Borrower or such other operator has operated the Primary Hotel shall be included in the calculation of the Loan to Value Amount and the Cash Flow Amount. Such calculations shall be made on a pro forma basis for operations by a prior owner as if such operations were subject to a lease having terms and conditions as those set out in the Lease in fact entered into by the Borrower and approved by the Banks for such Primary Hotel. During the Interim Borrowing Base Credit Period, the Recent Acquisition Hotels identified in Paragraph I.2.B(5) below shall be excluded from the Primary Hotels for purposes of calculating the Loan to Value Amount and the Cash Flow Amount. The Delayed Acquisition Hotels shall be excluded from such calculations until all conditions for inclusion of such hotels as Primary Hotels (such as, but not limited to, the recordation of a Deed of Trust securing the Line, the issuance of a title policy, the satisfaction of all documentation matters required to be satisfied for Initial Hotels) have been satisfied. Such financial statements shall be delivered no later than 55 days after the end of the preceding fiscal quarter. Such financial statement shall be in form and detail satisfactory to the Banks with respect to each Primary Hotel individually and with respect to all Primary Hotels in the aggregate.






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WINN Limited Partnership
April 24,  1996
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                 b.       Simultaneously with the submission of the financial
                          statements required in a., the Borrower shall provide a certification, signed by the chief financial officer of the Borrower, providing its calculation of the Loan to Value Amount and the Cash Flow Amount, such certification to be in a form satisfactory to the Banks (the "Borrowing Base Certificate").

                 c. The Banks shall be entitled to review such information and to request such additional information as they deem necessary to verify and assess such calculations. Within twenty-five (25) days of receipt of the certified Borrowing Base Certificate, the Banks shall notify the Borrower (i) whether they have accepted the Borrower's Borrowing Base Certificate determinations, and (ii) if not, the Banks' computation of the Loan to Value Amount and the Cash Flow Amounts. The Banks' determination of the Loan to Value Amount and the Cash Flow Amount shall be conclusive, absent manifest error.

                 d. Such Loan to Value Amount and Cash Flow Amount shall be effective as of the first day of the next fiscal quarter commencing after such determination. [For example, for the fiscal quarter ending March 31, the Borrower would supply financial statements and the Borrowing Base Certificate on or before May 25; the Banks would review and respond to the Borrowing Base Certificate (and establish the Loan to Value Amount and Cash Flow Amount) on or before June 20, with such computations to be effective on July 1, the first day of the next fiscal quarter.]

                 e. Prior to the time that a Primary Hotel is released or added, the Borrower shall supply a new Borrowing Base Certificate. In the case of a reduction in the Line Availability Amount, such reduction shall be effective immediately subject to review and adjustment by the Banks as described in c. above. In the case of an increase in the Line Availability Amount, such an increase shall be effective only following review and approval of the Borrowing Base Certificate by the Banks as set out above.


        (4) Required Paydown Due to a Reduction in the Line Availability Amount. If, upon a reduction in the Line Availability
                 Amount as a result of a reduction in the Loan to Value Amount or the Cash Flow Amount, the outstanding principal balance of the Note exceeds the permitted Line Availability Amount available as of the first day of the next fiscal quarter, then on or before such date the Borrower shall pay down the principal balance to that amount available under the new Line Availability Amount. No prepayment premium shall be due and payable in connection with such paydown,

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WINN Limited Partnership
April 24,  1996
Page 5




                 regardless of which interest rate option or options have been selected by the Borrower. In addition, the Borrower at any time (but subject to the limitations for approval set out in Paragraph I.10.C entitled Primary Hotels) may request the Banks to add one or more hotels to the list of Primary Hotels. If, after reviewing the information to which they are entitled to review in connection with their determination of Primary Hotels, the Banks consent to such addition or additions, the Borrower shall provide a replacement Borrowing Base Certificate that includes such additional Primary Hotels. The recomputed Line Availability Amount shall be effective as of the date on which the Banks establish the recomputed Line Availability Amount.

         (5) Interim Inclusion of Credit for Four Hotels. During the Interim Borrowing Base Credit Period, the Borrower shall be entitled to receive the following credit (the "Interim Borrowing Base Credit") to the Line Availability Amount for the following four hotels (which are collectively referred to as the "Recent Acquisition Hotels"):

                                  Hotel                                    Credit
                                  -----                                    ------
                          a.      Marriott - Wilmington              $2,550,000.00
                          b.      Gwinette                           $2,822,000.00
                          c.      Perimeter*                         $2,788,000.00
                          d.      Homewood Suites Houston            $2,351,000.00

                 (The Interim Borrowing Base Credit for the Perimeter Hotel, noted with an asterisk in the chart provided above, is subject to adjustment once the purchase price for that hotel is finally determined. The credit shall be calculated by multiplying the purchase price for the hotel by .34.) Such Interim Borrowing Base Credit shall be effective throughout the Interim Borrowing Base Credit Period, subject to the following limitations and conditions. If one or more of such hotels have not yet been acquired (i.e., the Delayed Acquisition Hotels) or are no longer subject to a Deed of Trust securing the Line (i.e., as a result of a release), no credit shall be given for such hotel. During the Interim Borrowing Base Credit Period, these hotels shall be excluded from the calculations of the Loan to Value Amount and the Cash Flow Amount. During the Interim Borrowing Base Credit Period, however, the amount of Interim Borrowing Base Credit for each of these hotels shall be added to the Line Availability Amount, provided such hotel continues to serve as a Primary Hotel. Following the Interim Borrowing Base Credit Period, the Interim Borrowing Base Credit shall no longer be applicable, and these hotels shall be included in the calculations of the Loan to Value Amount and the Cash Flow Amount. The Interim Borrowing Base Credit Period expires approximately one year from the date of

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WINN Limited Partnership
April 24,  1996
Page 6



                 closing of the Line, even though the Delayed Acquisition
                 Hotels have not been owned by the Borrower for a full year. If the Interim Borrowing Base Credit Period would otherwise expire during a fiscal quarter, the Interim Borrowing Base Credit Period shall nevertheless be extended automatically to the end of such fiscal quarter.

3.       Sub-Line Restrictions:

         A. Working Capital Sub-Line. The Line shall include a sub-line (the "Working Capital Sub-Line") amount of up to seventeen percent (17%) of the Line Availability Amount, as such Line Availability Amount is determined from time to time (the "Working Capital Line Amount"), the proceeds of which may be utilized for the four uses set out below. The Borrower may utilize funds otherwise available in the Working Capital Sub-Line for any other use permitted under Paragraph II.15A (Line Use Restrictions) if such funds are not being utilized for such four purposes, but such borrowings shall not be deemed to be drawings under the Working Capital Sub-Line.

                 (1) Working Capital: The Working Capital Sub-Line may be used to fund those costs and expenses associated with the normal day-to-day operations of the Borrower's business of owning multiple hotel properties located in multiple states.

                 (2) Dividends: The Borrower intends to make dividend payments on a quarterly basis. The Borrower may draw under the Working Capital Sub-Line to make its dividend payments.

                 (3) Capital Expenditures: The Borrower may utilize the Working Capital Sub-Line to pay for "Capital Expenditures," as that term is defined in accordance with generally accepted accounting principles, subject to the limitations herein set out.

                          As used herein, Capital Expenditures shall not include "Renovations" and also shall not include capital expenditures incurred in the construction and development of new hotels. "Renovations" are the renovation and equipping of a hotel so as to bring the hotel up to the quality, standard and condition the Borrower deems appropriate and which are typically capitalized on the Borrower's balance sheet. The cost of ongoing renovations typically required in the year-to-year operation of a hotel (such as replacement and repair of furniture, fixtures and equipment, replacement of carpeting, etc.) shall not constitute Renovations.





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Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 7



                 (4) Swing Sub-Line Payout. The Borrower may utilize the Working Capital Sub-Line to pay off the Swing Sub-Line.

At any one time, no more than the Working Capital Line Amount may be outstanding under the Working Capital Sub-Line for cumulative payments associated with the four uses identified above. DURING EACH TWELVE (12)-MONTH PERIOD OF THE LINE, THE WORKING CAPITAL SUB-LINE MUST BE FULLY PAID OUT TO A ZERO BALANCE FOR 30 CONSECUTIVE CALENDAR DAYS UTILIZING THE BORROWER'S INTERNALLY GENERATED CASH FLOW OR PROCEEDS FROM EQUITY OFFERINGS (THE "REQUIRED CLEAN-UP"). The first twelve-month period shall commence on the first day funds are originally drawn under the Working Capital Sub-Line. Each subsequent twelve-month period shall commence on the first day funds are readvanced under the Working Capital Sub-Line following the Required Clean-Up. The Borrower's failure to comply with the Required Clean-Up shall constitute an event of default under the loan documents.

For each draw made under the Working Capital Sub-Line or the Swing Sub-Line, the Borrower shall identify the amount associated with each of the four allowable categories.

         B. Development/Construction Sub-Line. The Line shall also include a development/construction sub-line (the "Development Sub-Line") amount of up to fifty percent (50%) of the Line Availability Amount, as such Line Availability Amount shall be determined from time to time, the proceeds of which may be utilized for the following two uses. The Borrower may utilize funds otherwise available in the Development Sub-Line for any other use permitted under Paragraph II.15A (Line Use Restrictions) if such funds are not being utilized for such two purposes, but such borrowings shall not be deemed to be drawings under the Development Sub-Line.

                 1. Acquisition of real estate and construction costs incurred by the Borrower in constructing any hotel (a "Construction Hotel").

                 2. Acquisition of any land and improvements constructed by a third party and not operated as a hotel for a continuous 12 month period prior to such acquisition by the Borrower (a "Development Hotel").

                 A hotel may be a Primary Hotel (if accepted as a Primary Hotel by the Banks) even though it is still considered a Development Hotel or a Construction Hotel.

                 For each draw made under the Development Sub-Line, the Borrower shall identify the amount associated with each of the two allowable categories and shall identify the name and address of the hotel for such drawing is being made.


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Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 8


                 If such drawing is made for the acquisition of undeveloped real estate for anticipated construction of a hotel in the future, then in addition, the Borrower shall specify the amount of such draw utilized for such purpose. The Borrower shall not be entitled to have more than $5,000,000 outstanding at any one time for such purpose where "Hotel Development" is not in process on such site within eighteen months following the acquisition by the Borrower of such site. "Hotel Development" means active, continuous and diligent undertaking of the construction of a hotel on such site. Any amount allocated towards such calculation of the maximum limitation hereof shall be deducted therefrom once and so long as the Borrower actively undertakes Hotel Development for such site.

                 Amounts borrowed for expenditures relating to a Construction Hotel or a Development Hotel shall continue to be allocated under the Development Sub-Line until all amounts for such hotel have been deducted from the Development Sub-Line as set out below. The computation of the amount to be deducted from the Development Sub-Line for a hotel for which the Development Sub-Line is still being allocated shall be calculated as follows: During any period that Line proceeds remain allocated for a Construction Hotel or a Development Hotel, the Borrower shall supply the Banks with a "Development/Construction Sub-Line Sheet" at the same time the Borrowing Base Certificate is provided. Such Development/Construction Sub-Line Sheet shall provide information concerning the Net Operating Income [as defined in Paragraph I.2.b.(1)] derived during the preceding fiscal quarter from each Construction Hotel and Development Hotel on a hotel-by-hotel basis. Such Net Operating Income for each of such hotels shall be divided by the capitalization rate of 13%, rounded to the nearest one thousand dollar. For each such hotel, the resulting amount less any amount deducted in the prior quarters (but never a negative number) shall be deducted from the Development Sub-Line allocated to such hotel as of the beginning of the next fiscal quarter and shall again be available for draws under the Development Sub-Line, subject to the requirements of the Line generally and such Development Sub-Line in particular. An example of such computation is provided in Exhibit B attached hereto and incorporated by reference.

         C. Swing Sub-Line. Up to $5,000,000 of the $50,000,000 available from Wachovia shall be available to the Borrower as a "Swing Sub-Line," which may be used for any of the purposes for which the Working Capital Sub-Line may be utilized. Borrowings under the Swing Sub-Line may only be pursuant to Option C (Base Rate Option) or Option D (7-Day LIBOR Option). At the election of Wachovia, each Bank shall purchase a participating interest in such Swing Sub-Line loans in an amount equal to its ratable share of such Swing Sub-Line loans.

4. Term: The term of this Line shall expire on June 1, 1998. The Borrower may request one-year annual extensions of the term no sooner than 45 days and no later than 30 days prior to June 1, 1997, June 1, 1998, or the end of any granted extension year. The Banks may, in their sole



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Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 9





discretion, determine whether to grant such an extension and shall be entitled to receive whatever information the Banks deem necessary for the consideration of such request. In particular (without limiting the foregoing), any extension is subject to the Banks' prior review and written approval of the Borrower's financial condition. In order for the Banks to complete their financial review and as a condition for any extension of term, Borrower must have delivered to the Banks the financial information required herein to be supplied on a quarterly and/or annual basis. Upon request by the Borrower and approval by the Banks of each annual extension, Borrower shall pay to the Banks a Line Extension Fee in accordance with the Paragraph I.8., entitled Line Extension Fee.

5.       Loan Interest Rate Options:

         The Borrower shall have the option, as of the end of any Interest Period (hereinafter defined) to choose among the following interest rate options; provided, however, if no choice is made by the Borrower, the Borrower shall be deemed to have chosen the Base Rate Option (as hereinafter defined). "Interest Period," for purposes hereof, shall be each successive 30-day period (if Option A is selected), each successive 90-day period (if Option B is selected), each successive 7-day period (if Option D is selected) or each successive one-day period (if Option C is selected) in each case commencing on the date following the expiration of the preceding Interest Period. The Borrower may have no more than an aggregate of eight borrowings outstanding under Option A, Option B, or Option D at any one time. Each borrowing (other than a Swing Sub-Line borrowing) under Option A, Option B, Option C or Option D must be in a principal amount equal to or in excess of $1,000,000 provided any amount in excess of $1,000,000 is in any incremental multiple of $100,000.00. Each borrowing under the Swing Sub-Line must be in a principal amount equal to or in excess of $100,000, provided any amount in excess of $100,000 is in any incremental multiple of $50,000.00.

Provisions Applicable to Only Options A, B and D Described Below. "Adjusted London Interbank Offered Rate" applicable to any Interest Period, as selected from time to time by the Borrower, means a rate per annum equal to the quotient obtained by dividing (i) the applicable London Interbank Offered ("LIBO") Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

"LIBO Rate" means for an Interest Period the rate per annum at which United States dollars of amounts equal to or comparable to the principal amount of the borrowing for which such LIBO Rate has been selected are offered for a term comparable to the Interest Period in the London interbank market, which rate appears on the display designated as Page "3750" of the Telerate Service in the case of the 30-day LIBOR Option or 90-day LIBOR Option and "Page 3875" of the Telerate Service in the case of the 7-day LIBOR Option or, in the case of any LIBOR Option, such other page as may replace such page of that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying the London Interbank Offered Rates for




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WINN Limited Partnership
April 24,  1996
Page 10



United States dollar deposits (the "Telerate Service") determined as of 11:00 a.m. London time, as that rate is set three (3) Eurodollar business days (i.e., any day on which dealings in United States dollar deposits are carried out in the London interbank market except Saturday, Sunday, or other day on which commercial banks in North Carolina are authorized by law to close) prior to the first day of the Interest Period provided that (i) if more than one such offered rate appears on the applicable Telerate Service, the LIBO Rate will be the arithmetic average of such offered rates; (ii) if no such offered rates appear on such page or if there is no such service nominated by the British Bankers' Association, the LIBO Rate for such Interest Period will be the arithmetic average of rates (rounded upward, if necessary, to the next higher 1/100 of 1%) quoted by not less than two (2) major banks in the United States, selected by the Agent at approximately 10:00 a.m., New York City time, two (2) Eurodollar business days prior to the first day of such Interest Period, for deposits in United States dollars offered in the London Interbank market in amounts comparable to the principal amount of the borrowing for which such LIBO Rate has been selected and for a term comparable to the Interest Period.

"Eurodollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities". The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

If, as a result of any Regulatory Change (as defined below):


(a) The basis of taxation of the payments to any of the Banks of the principal of, or interest on, such LIBO Rate loan, as applicable (other than taxes imposed on the overall net income of such Bank or of any of its lending offices) is changed; or

(b) Any reserve, special deposit or similar requirements (other than any change by way of imposition or increase in the Eurodollar Reserve Percentage) relating to such loan is imposed or modified;


and as a result thereof, the cost to any Bank of making, maintaining, or funding such loan is increased (the "Increased Cost"), then the Borrower shall pay to such Bank such additional amount or amounts as will compensate the Bank for the Increased Cost, subject to the conditions set forth below. Each Bank will notify the Borrower of the nature and effective date of the applicable Regulatory Change and calculation of the Increased Cost resulting therefrom as soon as is reasonably possible. The effective date of such Regulatory Change will not be applied retroactively but will be applied at the beginning of the applicable Interest Period.




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WINN Limited Partnership
April 24,  1996
Page 11






"Regulatory Change" shall mean the adoption or making after the date of this Commitment of any laws or regulations (or a written interpretation or ruling as to the effect or application of such laws or regulations having the force of law) by any federal, state, or foreign government or governmental agency having authority over the administration thereof, which are applicable to any LIBO Rate loans made pursuant to this Commitment.

If at any time the Banks determine in good faith that the effective LIBO Rate for any loan is unascertainable, or that the making or continuance of such loan at the LIBO Rate would be unlawful, the Banks shall not be required to make or continue such loan at such Rate. In such event, such loan shall be made or continued, as applicable, at the Base Rate Option (as defined below).

         Option A: 30-Day LIBOR Option. A rate per annum equal to the 30-day "Adjusted London Interbank Offered Rate" plus 1.75%.

         Option B: 90-Day LIBOR Option. A rate per annum equal to the 90-day "Adjusted London Interbank Offered Rate" plus 1.75%.

         Option C: Base Rate Option: The rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent above the "Federal Funds Rate" for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate shall be effective on the date of each such change.

         As used herein, "Prime Rate" refers to that interest rate denominated by Wachovia Bank of Georgia, N.A., as its "Prime Rate" and set by Wachovia Bank of Georgia, N.A., from time to time as an interest rate basis for borrowings, changes in the Prime Rate to be effective on the date of each such change. Wachovia Bank of Georgia, N.A., lends at rates above and below the Prime Rate, which is but one of several interest rate bases used by Wachovia Bank of Georgia, N.A. As used herein, "Federal Funds Rate" means, for any day, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia Bank of Georgia, N.A., on such day on such transactions determined by Wachovia Bank of Georgia, N.A.

         Option D: 7-Day LIBOR Option (Working Capital Sub-Line and Swing Sub-Line Only) . For the Working Capital Sub-
Line and Swing Sub-Line only, the Borrower may select a 7-day LIBOR

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 12





Option, which is a rate per annum equal to the 7-day "Adjusted London Interbank Offered Rate" plus 1.75%.

6. Non-Refundable Commitment Fee: A non-refundable commitment fee of $375,000.00 shall be due and payable to the Agent, for the pro rata benefit of the Banks, in full at the time of the Closing, but there shall be deducted therefrom a credit of $62,500 representing a portion of the commitment fee paid in connection with the Prior Commitment. In the event that the Closing does not occur, no portion of the commitment fee shall be due and payable.

7. Unused Line Fee: Beginning on July 10, 1996, and on the 10th day of each October, January, April and July thereafter, a fee of 1/16 of one percent (.0625%) per quarter of the average unused portion of the Maximum Line Amount for the preceding quarter shall be due and payable to the Agent, for the pro rata benefit of the Banks. For example, if the Maximum Line Amount is $125,000,000 but the Line Availability Amount is $100,000,000, and the average used portion of the Maximum Line Amount is $50,000,000, the Unused Line Fee shall be calculated on the Maximum Line Amount of $125,000,000, less the average used portion of the Maximum Line Amount of $50,000,000, and would be $75,000,000 x .0625% = $46,875.00. In the case of any period not constituting a full fiscal quarter (specifically including both the initial and final fiscal quarters within which the Line is available), the amount of the Unused Line Fee shall be prorated and shall be payable only for the period in which the Line was available.

8. Line Extension Fee: Upon the request by the Borrower that the Line be further extended in accordance with the terms and conditions contained in Paragraph I.4 entitled Term, within 10 days of the Banks' written approval of such request, the Borrower shall pay to the Agent, for the pro rata benefit of the Banks, a non-refundable Line extension fee of 1/10 of one percent (.100%) of the Maximum Line Amount for the first extension and thereafter 1/8 of one percent (.125%) of the Maximum Line Amount, irrespective of any limitations concerning the Line Availability Amount then applicable. This extension fee shall be due and payable with each annual extension requested by the Borrower and approved by the Banks.

9. Loan Purpose: Proceeds of the Line shall be utilized in accordance with the terms and conditions contained in Paragraph II.15.A (Line Use Restrictions) and Paragraph I.3 (Sub-Line Restrictions) of this Commitment.

10.      Security/Collateral:

         A. Initial Hotels (the "Initial Hotels"): At the time of the Closing, the Banks shall have received a first lien on twenty-six of the twenty-eight hotels described in Exhibit A attached hereto and incorporated by reference (the "Initial Hotels"). Two of the hotels identified in Exhibit A have not yet been completed (and thus have not been acquired by the Borrower) but are under contract

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 13



for such acquisition by the Borrower (the "Delayed Acquisition Hotels"). Those hotels are, however, to be subject to such a first-priority lien in favor of the Banks upon acquisition. These hotels are to be approved by the Banks as Primary Hotels at the Closing, subject to such acquisition, along with the other Initial Hotels. Until such acquisition and the satisfaction of all requirements specified herein for Initial Hotels, (e.g., title policy, recorded Deed of Trust) for a Delayed Acquisition Hotel(s), the Borrowing Base Certificate shall exclude such Delayed Acquisition Hotel. It shall not constitute an event of default under the Loan Agreement if one or more of the Delayed Acquisition Hotels are not acquired.

                 With respect to all the Initial Hotels, the Banks shall be entitled to require submission of whatever supplemental or new information or data as they may deem appropriate, and shall have the right to review and approve such additional information, as well as the information tendered in connection with the previous closings, even though some of such items have been previously approved by Wachovia in connection with such closings.

         B. Subsequent Hotels: Subsequent to the Closing, Borrower may utilize the Line proceeds to purchase in the name of the Borrower additional hotel properties subject to those terms and conditions contained in Paragraph II.15.A (Line Use Restrictions). All such hotels (with the exclusion of hotels listed on Exhibit A that have become Primary Hotels), all hotels now or hereafter acquired with equity proceeds or cash flow of the Borrower, all existing hotels that are not Primary Hotels and any other hotel now or hereafter acquired by the Borrower in its own name (specifically excluding any hotel acquired by a partnership or joint venture in which the Borrower or any subsidiary is a partner or joint venturer) are hereinafter referred to as "Subsequent Hotels."

                 The Borrower shall be entitled to draw down on the Line at the time of acquisition of the Subsequent Hotel, without contemporaneously granting a first lien to the Banks on such Subsequent Hotel and without providing to the Banks any information with respect to such Subsequent Hotels. If the Borrower elects to submit such Subsequent Hotel for consideration as a Primary Hotel, however, the Borrower shall provide to the Banks the information and documentation (e.g., survey, title commitment, environmental report, appraisals, etc.), in form and scope meeting the requirements for Initial Hotels as herein specified, for each such Subsequent Hotel at the time of such request by the Borrower.

                 If the Banks agree that such Subsequent Hotel is to be considered a Primary Hotel, the Borrower shall cause a Deed of Trust (as hereinafter defined) to be recorded with respect to such Subsequent Hotel and shall thereafter promptly provide such other related documentation (for example, the title policy) that can be obtained only after recordation of the Deed of Trust.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 14






                 The real property for Initial Hotels and all other Primary Hotels (hereinafter defined) (the "Land") and the above-described buildings and improvements for such Hotels (collectively the "Improvements") are hereinafter referred to as the "Primary Hotel Properties." The Land and Improvements for the Subsequent Hotels are hereinafter referred to as the "Subsequent Hotel Properties." The Primary Hotel Properties are also sometimes hereinafter collectively referred to as the "Properties." Such definition of "Properties" does not include any Subsequent Hotel upon which the Banks do not receive a lien.

         C. Primary Hotels. The release provisions and the Banks' right to review and approve certain matters provided herein differentiate between those hotels that are "Primary Hotels" and other hotels. "Primary Hotels" are
(i) all Initial Hotels, and (ii) any Subsequent Hotel the Banks in their discretion deem acceptable as a Primary Hotel. The Banks shall not consider any hotel as a potential Primary Hotel unless the Banks can be given a first-priority lien on such hotel, and the Banks shall have sole and absolute discretion in determining whether to accept the offered hotel as a "Primary Hotel." In that regard, the Banks can take into consideration their determination of the appraised value of the hotel, its geographic location, the Rents (as hereinafter defined) generated by such hotel, its cash flow, the management company for such hotel, the management contract with the management company for operation of the hotel, and any other factors the Banks deem pertinent, in their sole discretion. Prior to determining whether to accept a hotel as a Primary Hotel, the Banks (i) shall require all underwriting documentation for each such hotel received in connection with an Initial Hotel (appraisal, environmental, title policy, etc.), (ii) shall have the right to review and approve the lessee, the Rent schedule, and lease associated with such hotel, and (iii) shall have a right of review/approval over all other matters for which it has review/approval for an Initial Hotel. The Borrower is not obligated to offer any Subsequent Hotel tothe Banks for consideration as a Primary Hotel. If the Borrower has requested that the Banks accept a Subsequent Hotel as a Primary Hotel and has submitted all documentation required hereby for such consideration, the Banks shall within 45 days of their receipt of such request and information inform the Borrower whether they will accept such hotel as a Primary Hotel. COVENANTS PROVIDED FOR HEREIN WITH RESPECT TO THE INITIAL HOTELS SHALL BE AUTOMATICALLY APPLICABLE TO ANY SUBSEQUENT HOTEL THAT BECOMES A PRIMARY HOTEL.

11. Repayment Terms: Interest only, at the interest rate[s] set forth herein, as selected by the Borrower from time to time as hereinabove described (subject to the Working Capital Sub-Line clean-up provision and other provisions contained herein), shall be due and payable in arrears at the end of each Interest Period with respect to principal outstanding for which Interest Rate Option A, B or D is chosen. Interest shall be payable in arrears on the first day of each month with respect to principal outstanding for which Interest Rate Option C is chosen. All outstanding principal and accrued interest shall be due and payable in full on June 1, 1998, subject to the annual extension provision contained herein.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 15






12. Prepayment Privilege: Borrower shall have the right to prepay the principal and accrued interest in full or in part at anytime without a prepayment premium. Notwithstanding any contrary provision contained herein, at anytime any portion of the Line bears interest based on the London Interbank Offered Rate, that portion of the Line may not be prepaid until maturity of the then current Interest Period.

13. Line of Credit Administration: The Line will be administered by Wachovia Bank of Georgia, N.A., as agent acting on behalf of the Banks (the "Agent"). Each Bank shall retain the Note made payable to such Bank. The Agent shall have possession of the other original loan documents and shall be responsible for monthly billing of interest and fees and for certain additional administrative functions. The Borrower shall submit disbursement requests to the Agent not less than forty-eight hours prior to the requested disbursement date (but at least two Eurodollar business days in the case of LIBOR-based borrowings) specifying: (1) the amount requested; (2) whether or not any funds will be used for purposes subject to the Sub-Lines described herein and any other information required hereby to be provided in connection with such Sub-Line or borrowing; and (3) any other information that the Banks or the Agent may reasonably request.

                II.  REQUIRED LOAN DOCUMENTATION AND INFORMATION

         Prior to the Closing and the disbursement of any funds thereunder, the Banks shall require, in form and content satisfactory to the Banks and their counsel, the following:

1. Note: The Line shall be evidenced by four promissory notes of the Borrower (the "Notes"), in the amounts set out below for the Banks identified below:

                     Wachovia                  $50,000,000.00
                     BB&T                      $35,000,000.00
                     SouthTrust                $20,000,000.00
                     NationsBank               $20,000,000.00

         Each Note shall provide that after the Note becomes due, whether by acceleration or otherwise, the Note shall bear interest at the rate per annum equal to 150% of the Prime Rate, in lieu of interest at the LIBOR and/or Base Rate- based interest rate[s] hereinabove provided.

2. Deed of Trust: The Notes shall be initially secured by first lien deeds of trust (or mortgages or deeds to secure debt, as the case may be) on the Initial Hotels (all of which are collectively referred to as the "Initial Hotel Deed of Trust") and all appurtenances thereto. Immediately upon acquisition of each Delayed Acquisition Hotel, such Delayed Acquisition Hotel shall also be subject to all collateral documentation herein referenced (including Deeds of Trust). When the Banks have

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 16





determined that all such documentation has been provided as to such Delayed Acquisition Hotel, it shall confirm such fact to the Borrower. The description of the Properties contained in or attached to the Initial Hotel Deed of Trust shall conform to the description in the title policies referred to below. The Initial Hotel Deed of Trust and any deed of trust, mortgage, or deed to secure debt given with respect to any subsequent Primary Hotel (each being hereinafter referred to as a "Subsequent Hotel Deed of Trust") (the Initial Hotel Deed of Trust and each Subsequent Hotel Deed of Trust being collectively referred to as a "Deed of Trust") shall contain a due-on-sale and due-on-encumbrance clause, an indemnification against liability or loss resulting from hazardous or toxic wastes, a waiver of any right of appraisement, dower, curtesy and homestead rights, but shall not contain any limitation on the transfer of stock of the Company or transfer of the general or limited partnership interest in the Partnership. The Deed of Trust shall provide, however, that the Company shall be the sole general partner of the Partnership.

3. Title Insurance: Standard ALTA mortgagee title insurance commitments (to be issued to and reviewed and approved by the Banks prior to the Closing) and policies in the amount of the Line issued by a company licensed to do business in the states in which the Properties are located and acceptable to the Banks, committing to insure and insuring, respectively, the Banks' first lien position and all appurtenances thereto. The commitments shall commit to insure and the policies shall affirmatively insure reasonable means of ingress and egress to and from the Properties (which means of ingress and egress must include, without limitation, ingress and egress to the Properties from the addresses listed under Paragraph I.10 entitled Security/Collateral; and must otherwise be satisfactory to the Banks). The policies shall contain no matters objectionable to the Banks, including, without limitation, exceptions with respect to mechanics' and materialmen's liens, prior years' taxes, matters of survey, deed restrictions, prior encumbrances of any nature, restrictive covenants, setback lines, etc. The Banks must be provided with copies of all exceptions noted in the commitments and policies prior to the Closing. The policies shall be issued at or after the Closing in accordance with the commitments and shall contain a revolving credit endorsement in form and substance satisfactory to the Banks.

4. Survey: Current plats of survey of the Land prepared, certified and sealed by registered land surveyors, unless the Banks agree to accept a prior
as-built survey otherwise meeting the Banks' criteria.    The surveys shall
show, among other things, all boundaries of the Land with a metes and bounds description (courses and distances indicated), the course and distance to and names of the nearest intersecting public streets or roads, the dimensions and location of any and all setback lines, building lines and sidelines, all existing buildings or improvements, and all streets, roads, rights-of-way, easements, encroachments, or similar matters affecting the Properties. The surveys shall include a certification as to the location of the Properties within any special flood, mudslide or erosion hazard area ("flood hazard area"). If the Land or any part thereof with respect to the Initial Hotels is located within a flood hazard area, then, notwithstanding any contrary provision of this Commitment, this Commitment may be terminated by the Banks at their sole option.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 17






5.       Room Reserves:  In accordance with the Leases (as defined in Paragraph
II.20 hereof) between the Borrower and Winston Hospitality, Inc. (the "Lessee"), the Borrower is obligated to set aside 5% of the gross room revenues (excluding other revenue) (7% in the case of a "full service hotel") as a room reserve to be made available to the Lessee for Capital Expenditures (such room reserves being herein referred to as the "Room Reserves"). The Borrower may or may not choose to establish a separate account in which the Room Reserves shall be held.

         At least once each calendar year at the time the Line documents require annual financial statements for the Borrower to be provided to the Banks, the Borrower shall provide to the Banks a written accounting of all sums required to be set aside or spent under the Leases and all sums required to be paid to the Lessee under the Leases. Failure to spend or set aside such sums or to pay such sums to the Lessee shall be a default under the Line documents.

6. Hazard Insurance: Hazard insurance policies which must include fire, vandalism and malicious mischief coverage, in amounts sufficient to avoid co-insurance liability and equal to the total replacement value of the Improvements with extended coverage endorsements covering all Improvements located on the Land.

         The Banks shall also require:

         Rent loss or rental value insurance in amounts and with coverages (not less than twelve months) satisfactory to the Banks and in compliance with the Leases.

         All such policies (1) must be issued by a company or companies approved by the Banks and licensed to transact business in the states in which such Properties are located; (2) must contain standard mortgagee clauses designating the Agent, at an address to be specified by the Agent, as mortgagee and as loss payee; and (3) must contain provisions providing for written notice to the Banks at least 30 days prior to any cancellation, termination or modification thereof or of any coverage therein.

7. Flood Insurance: A flood insurance policy for each of the Properties located in a flood hazard area. The flood insurance policy shall be in an amount satisfactory to the Banks and shall conform to the last paragraph of Paragraph II.6 above. An independent flood insurance determination shall be made by the Banks or their representatives or agents, the costs of which shall be paid for by the Borrower. The cost of the independent flood insurance determination is $17.00 per property, which amount is due and payable in full by the Borrower upon acceptance of this Commitment. If after the Closing the Properties are remapped and later determined to be located in a flood hazard area, the Borrower shall be required to obtain and maintain a flood insurance policy in accordance with the provisions of this paragraph.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 18






8. Liability Insurance: Evidence of liability insurance in form and in an amount satisfactory to the Banks and in compliance with the Leases issued by a company or companies approved by the Banks. The Banks shall not be named on the liability policies.

9. Appraisal: The Banks shall select an appraiser or appraisers to prepare appraisals of the Initial Hotels. The cost of the appraisals shall be paid by the Borrower, and the Borrower shall remit to the Banks the estimated cost of the appraisals prior to the appraisals being ordered by the Banks. If the actual cost of the appraisals is less than the amount remitted by the Borrower, the difference shall be returned (without interest) to the Borrower by the Banks. If the actual cost of the appraisals is greater than the amount remitted by the Borrower, the Borrower shall pay such difference to the Banks prior to the Closing. If the Borrower requests the Banks to consider a hotel to be a Primary Hotel, the foregoing appraisal requirements shall be applicable to such hotel.

         Notwithstanding the foregoing, the Banks have agreed that no additional appraisals for Initial Hotels 1 - 20 listed on Exhibit A shall be required, unless the Banks determine that new appraisals are required by applicable law.

10. Assignment of Leases, Rents and Profits: The Line shall be further secured by an Assignment of Leases, Rents and Profits on the Properties.

11. Security Agreement and UCC Financing Statements: A Security Agreement and Uniform Commercial Code Financing Statements, properly filed, providing the Banks with a valid first lien on all furnishings, fixtures, equipment, and other items and types of personal property now owned or hereafter acquired by the Borrower and located upon the Properties and used or useable in the construction, operation and maintenance of the Improvements.

12.      Director's Resolution; Certificate of Incumbency; Good Standing
Certificate: (1) a Director's Resolution authorizing the Line or the guarantee thereof, as the case may be, and the execution of the Line or guaranty documents by the appropriate officers of the Company, (2) a certificate of incumbency evidencing the appropriate officers of the Company and specimen signatures of such officers, and (3) good standing certificates from the state of its incorporation and from the states in which the Properties are located.

13. Partnership Agreement: A certified true copy of the Partnership Agreement (with all amendments thereto) of the Partnership, and certified true copies of its Certificate of Limited Partnership and its Agreement of Limited Partnership (with all amendments thereto), together with evidence that (a) the partners executing the loan documents or the guarantee thereof, as the case may be, have appropriate authority to bind the Partnership and (b) the Partnership is in good standing in the state wherein it was formed and in the states wherein the Properties are located.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 19






14. Disbursements: Individual draws made under the Line (with the exception of the Swing Line described above, which is subject to other limitations hereinabove specified) shall be limited to amounts of $1,000,000 or more, and in increments of $100,000 for borrowings in excess of $1,000,000. Disbursements shall be subject to a mutually acceptable draw request procedure. For each draw, Borrower agrees to provide the Banks with satisfactory written documentation supporting the purpose and amount being requested.

15. Revolving Loan Agreement: The Banks shall require a Revolving Loan Agreement (the "Loan Agreement") whose terms and conditions must be fully satisfactory to the Banks. The terms, conditions, covenants, warranties and representations shall include but not be limited to the following:

         A.      Line Use Restrictions

                 (i) Line proceeds for the purchase of Subsequent Hotels shall be limited to properties located in the following states: North Carolina, South Carolina, Virginia, West Virginia, Maryland, Georgia, Florida, Tennessee, Mississippi, Alabama, Ohio, Kentucky, Louisiana, Texas and the District of Columbia. Notwithstanding the preceding sentence, proceeds from the Line may be used to purchase Subsequent Hotels located outside of these states without the Banks' prior written approval so long as the cumulative amount outstanding under the Line used to purchase, renovate or equip properties outside of the states listed above does not exceed fifty percent (50%) of the Line Availability Amount, as such Line Availability Amount shall be determined from time to time. Should the Borrower desire to exceed this amount, the Banks' prior written approval shall be required, and such approval may be withheld by the Banks in their sole discretion.

                 (ii) Proceeds may not be used to fund debt service (principal; interest; principal and interest) on any other debt other than debt service due under this Line. The foregoing, however, shall not preclude the Borrower from paying such debt service with funds other than Line proceeds.

                 (iii) Other than those uses allowed under the Working Capital Sub-Line, the Development Sub-Line, and the Swing Sub-Line, proceeds may be used solely to purchase fee simple title to Subsequent Hotels or leasehold interests in Subsequent Hotels (subject to the limitations set out in the following sentence) in the name of the Borrower along with furniture, fixtures and equipment ancillary to the proper operation and management of such Subsequent Hotels. Notwithstanding the foregoing, the Borrower may use Line proceeds to acquire leasehold estates on which Subsequent Hotels are located, provided: (x) the amount outstanding for such purposes does not at any one time exceed $10,000,000, (y) the Banks have reviewed and approved the ground leases for such hotel sites, and (z) the ground

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 20





         lessor agrees in such ground lease to subordinate its fee simple interest to the lien of any deed of trust subsequently encumbering the leased property in favor of the Banks. Should the Borrower desire to exceed this amount, the Banks' prior written approval shall be required, and such approval may be withheld by the Banks in their sole discretion.

                 (iv) Under the Working Capital Sub-Line, a maximum of the Working Capital Line Limitation Amount may be outstanding at any one time associated with the funding of working capital, Capital Expenditures, dividends and/or swing line payouts, all as described in the Paragraph I.3 entitled Working Capital Sub-Line.

                 (v) Proceeds may be used for Renovations, as defined herein, associated with the refurbishment and/or renovation of a Subsequent Hotel or a Primary Hotel subject to the limitations on the use of the Working Capital Sub-Line for any Renovations.

                 (vi) The Borrower may not use Line proceeds for the acquisition or renovation of a hotel if that hotel is to remain subject to pre-existing secured indebtedness. Notwithstanding the foregoing, the Borrower may utilize the Line for such purposes so long as the aggregate amount outstanding under the Line used to purchase such hotels and to effect Renovations of such hotels with pre-existing secured indebtedness does not exceed $10,000,000.

                 (vii) Proceeds may not be used for the pre-development, development or construction of hotel properties without the Banks' prior written approval, except to the extent of the Development Sub-Line.

         B.      Non-Financial Loan Covenants

                 (i) The Borrower must maintain its status as a Real Estate Investment Trust (REIT) at all times.

                 (ii) The Borrower's Articles of Incorporation, Bylaws and Charter Documents must be satisfactory to the Banks and shall not be materially modified during the term or any approved extension. The Borrower shall not change its fiscal year (and fiscal quarters) without the prior written consent of the Banks.

                 (iii) The Borrower shall not make any significant or material modifications or amendments to the Leases for the Primary Hotels.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 21



                 C.      Financial Loan Covenants

                 (i) The Borrower may incur additional debt other than this Line and may incur normal trade debt, in each case subject to the limitations contained in subparagraph (iii) below and compliance with the financial covenant ratios contained in subparagraphs (viii) and
         (ix) below. Such additional debt, however, may not be secured by a lien on the Primary Hotels. Unless the Banks consent in writing to such additional debt being so secured (which consent may be granted or withheld by the Banks, in their sole discretion), any additional debt may not be secured by a lien on any of the Subsequent Hotels.

                 Each Subsequent Hotel shall be subject to a negative pledge/non-encumbrance covenant precluding the Borrower from encumbering each Subsequent Hotel at any time unless the Banks agree in writing that such Subsequent Hotel shall not be subject to such a restriction. The Banks may elect to withhold such agreement in their sole discretion without specifying any reason for the withholding of such consent. The Borrower may request the Banks to release any Subsequent Hotel from this restriction, but the Banks shall be entitled to grant or withhold its consent to such a release, in their sole discretion. Violation of the negative pledge covenant shall be a default under the Loan Agreement.

                 (ii) The Public Offering and a private placement with Promus Hotels, Inc., both being presently undertaken by the Borrower, must provide the Borrower with proceeds, net of closing and transaction expenses, of at least $45,000,000.

                 (iii) Consolidated indebtedness of the Borrower, excluding normal trade debt, shall not exceed 45% of the Borrower's aggregate investment in hotel properties, at Borrower's cost, as defined in the Company's existing charter documents.

                 (iv) The Banks must approve the Base Rent and Percentage Rent Schedule (attached hereto as Exhibit C for the Initial Hotels) under the Leases for the Primary Hotels. The Borrower shall not adjust the Base Rent and Percentage Rent Schedule as to the Primary Hotels without the Banks' prior written consent.

                 (v) During the term of the Line, Borrower agrees to provide quarterly non-audited and annual audited financial statements for the Borrower within 45 days of each quarter end and 90 days of each fiscal year end, together with 10-K and 10-Q reports and any other typical shareholder correspondence.

                 (vi) All net proceeds generated from any and all subsequent stock issuances must be used to reduce and/or pay out the Line as the proceeds will allow, except where the proceeds of such sale are used to acquire additional properties or where common stock is

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 22

         issued in exchange for total equity/ownership interest in a Subsequent Hotel(s) or an entity owning a Subsequent Hotel(s).

                         (vii) Borrower shall make available to Lessee on all of its Hotels, on an annual basis, Room Reserves of at least 5% of gross room revenues (excluding other revenue) ("full service hotels," however, being subject to a 7% reserve) for each lease year.

                 (viii) Total Funded Debt (as hereinafter defined) of the Borrower and its subsidiaries divided by "Cash Available for Distribution" shall be no greater than 5.00 tested quarterly on a rolling twelve calendar month basis. Cash Available for Distribution, as used herein, has the same meaning as used in calculating the Cash Flow Amount, but for purposes of such calculation shall include all hotels now or hereafter owned by the Borrower from time to time (Primary and Subsequent Hotels). For purposes hereof, "Total Funded Debt," as used herein, means the sum of the following: (i) all indebtedness and any other direct liability for third party debt (including liability as a general partner for partnership debt) for borrowed money, (ii) all capital leases, and (iii) all guarantees of indebtedness of third parties, specifically including guarantees of subsidiary indebtedness, but specifically excluding contingent liability arising under franchise agreements. Total Funded Debt, however, shall exclude normal trade debt.

                 (ix) Borrower shall maintain at all times a minimum Tangible Net Worth of at least $70,000,000, which amount shall be increased by not less than eighty-five percent of the net proceeds of any future offerings of the Company's capital stock, including the offering described in (ii) above. In the event that any subsequent Public Offering is oversubscribed, this minimum Tangible Net Worth requirement shall be increased by an amount equal to 85% of the net proceeds of such oversubscription.

                 (x) The Loan Agreement shall also contain a provision in form and substance satisfactory to the Banks precluding the Borrower and any subsidiaries or related corporate or partnership entities from incurring contingent liabilities other than contingent liability associated with franchise agreements. The foregoing shall not preclude the Borrower from incurring direct or contingent liabilities in connection with any partnership or joint venture with Buckhead Strategic Corp. II, a Delaware corporation, or its assigns, but such direct or contingent liabilities of the Borrower and its subsidiaries shall be included within the Total Funded Debt calculation in (viii) above.

                 (xi) Such other covenants, warranties and representations that are customary to transactions of this type as may be required by the Banks prior to closing.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 23


D. Agency Provisions in the Loan Agreement. The Loan Agreement will contain customary provisions addressing, among other things, the following: (1) the Agent's duties and responsibilities under the Loan Agreement; (2) the Agent's reliance upon certifications, notices and other communications believed by it to be genuine and correct; (3) disclaiming any responsibility or liability for any punitive, exemplary or consequential damages; (4) confirming that each Bank has independently and without reliance on the Agent, conducted such Bank's own credit analysis of the transaction; and (5) the procedures under which the Agent may resign.

         The Loan Agreement will also contain standard provisions to indemnify the Agent and the Banks against and compensate them for all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds, including excise and withholding taxes, or the payment of any loan bearing interest based upon the "Adjusted London Interbank Offered Rate" on any day other than the last day of the Interest Period applicable thereto (except to the extent explicitly provided herein to the contrary) or any failure to borrow a loan bearing interest based upon the "Adjusted London Interbank Offered Rate" on the date of the borrowing specified therefor, including without limitation, reasonable attorneys fees and settlement costs and other reasonable and related expenses (except such as result from the indemnities' gross negligence or willful misconduct).

         Any agency provisions of the Loan Agreement shall be consistent with the terms of this Commitment, but the Borrower acknowledges that the consummation of and agreement among the Banks upon the agency provisions of the Loan Agreement is a condition precedent to the consummation of the Line described herein. The agency provisions of the Loan Agreement are for the benefit of the Banks alone, and the Banks alone shall negotiate such agency provisions (specifically including which required bank approvals require unanimous consent and which bank approvals require only lesser percentage approvals by the Banks). In lieu of including some or all of such agency provisions within the Loan Agreement, the Banks may elect, in their sole discretion, to have such agency provisions and intercreditor provisions in a separate agreement to which the Borrower is not a party.

16. Legal Opinion: A legal opinion from an attorney acceptable to the Banks to the effect that (a) the loan documents have been duly authorized, executed and delivered, are valid and enforceable according to their terms under all applicable laws and regulations and are not in violation of applicable usury laws, (b) the Line and the execution of the several documents required in connection therewith have been authorized by all necessary corporate and partnership action, and the person or persons executing said documents on behalf of such entities are authorized to do so, (c) the financing statements together with the Deeds of Trust and/or Security Agreements constitute a valid and prior first lien on the personal property therein described, (d) if the Borrower or any general partner of the Borrower is a corporation, such corporation is a corporation duly formed, validly existing and in good standing under the laws of the state of its formation and, in the case of the Borrower and any general partner of the Borrower, if not formed under the laws of the states in which the Properties are located, is qualified to transact business and is in good standing in such states, (e) if the Borrower, any general partner of the Borrower or any guarantor is a partnership, such partnership is a partnership duly formed, validly existing and in good standing under the laws of the state of its formation and, in the case of

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 24





the Borrower and any general partner of the Borrower, if not formed under the laws of the states in which the Properties are located, has taken all steps necessary to qualify in and is in good standing in such states, and (f) to the knowledge of such counsel, no litigation is pending or threatened which, if adversely determined, would have a material adverse effect on the Borrower.
The Banks may also require a satisfactory legal opinion to the effect that each Bank, by virtue of encumbering the Initial Hotel Property or the Subsequent Hotel Property, as the case may be, is not required in order to avail itself of the remedies in the loan documents or otherwise to qualify to transact business initially in the state in which the Property is located (if such Bank is not conducting business in such state). The Banks also reserve the right to require such other opinion(s) as the Banks or their counsel may reasonably request.

17. Zoning: Written evidence that the Properties and their intended uses are in compliance with all applicable zoning ordinances and land use laws and regulations without regard to any conditional or non-conforming use permit. Such evidence may consist of a certification from the appropriate governmental authority(ies), a legal opinion from an attorney satisfactory to the Banks, or a zoning endorsement to the title insurance policies referred to in Paragraph
II.3 above.

18. Environmental Protection: Evidence that the Properties comply with all applicable laws and regulations pertaining to the protection and preservation of the environment and that none of the Improvements contain asbestos containing material or any other material subject to regulation by local, state or federal environmental authorities. In the case of Holiday Select (Dallas, Texas) and Comfort Inn (Greenville, South Carolina), both of which are known to have improvements containing asbestos, the Borrower shall develop and implement an operations and maintenance plan acceptable to the Banks for observing and maintaining the Improvements in such a manner so as to reduce risks resulting from such asbestos and shall provide information from time to time as requested by the Banks regarding compliance (including, if requested by the Banks, testing and further analysis of compliance). Such evidence shall include (without limitation) an inspection report by an environmental engineer satisfactory to the Banks, who shall conduct soil and chemical testing, addressing the probability of toxic or hazardous wastes on, at or adjacent to the Land (in soil or water), taking into consideration the history of the Land, including an identification of all owners for at least the most recent forty (40) years, and its uses, adjacent land uses and the result of a site inspection by such engineer, and certifying that there are no hazardous or toxic wastes on or at the Land. In addition, if fill dirt is at any time to be brought to the Land from another tract of land, the Banks shall require similar evidence regarding such other tract prior to such fill dirt being placed on the Land. If any such evidence discloses the existence or probable existence of any toxic or

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 25


hazardous wastes of any quantity on or at the Land, the Banks reserve the right, in their sole discretion, to void this commitment.

19. Financial Statements: The Closing is subject to receipt by the Banks of current satisfactory financial statements on the Borrower. The Line documents shall provide that financial statements on the Borrower be submitted to the Banks during the life of the Line as follows:

         In the case of a corporation or partnership, annual financial statements within 90 days after each fiscal year-end of such corporation and partnership and quarterly financial statements within 45 days after the end of each fiscal quarter of such corporation and partnership.

         In addition, the Line documents shall require submission of financial statements on the Lessee, as provided in Paragraph II.20 below.

20. Tenant Leases: As used herein, the term "Lease" refers to any lease of the real property and improvements thereon, whether of a Primary Hotel or a Subsequent Hotel. All Leases affecting the Primary Hotels between the Borrower and the Lessee must be satisfactory to the Banks in all respects. No Lease on a Primary Hotel may be assigned or sublet by the Lessee without the Banks' prior written approval. The Borrower agrees to submit true copies of all Leases and modifications and extensions of such Leases affecting the Primary Hotels and Subsequent Hotels. The Banks reserve the right to determine whether the Lease for a Primary Hotel is subordinate to the lien of the Deed of Trust. Any subordination agreement shall entitle the Banks to terminate such Lease upon the occurrence of an event of default under the Line documents.

         The Borrower also agrees to deliver to the Banks annual and quarterly financial statements on the Lessee within 90 days after Lessee's fiscal year-end or within 45 days after the Lessee's fiscal quarter, as the case may be. Lessee must acknowledge that if there are any discrepancies between the terms of the Line documents and the Leases, the terms of the Line documents shall govern such discrepancy during the term of the Line.

21. Hotel/Motel Management: The Banks have approved Winston Hospitality, Inc., as the lessee of the Initial Hotels (the "Lessee"). The Banks have also approved the following entities as the franchisors of the Initial Hotels:
Promus Hotels, Inc., Holiday Inns Franchising, Inc., Marriott International, Inc., and Choice International Hotels, Inc. Robert W. Winston, III and/or John B. Harris, Jr. shall at all times maintain a majority ownership interest and voting control of the Lessee unless the Banks consent in advance and in writing to such a change in ownership interest and voting control of the Lessee (such consent to be within the sole discretion of the Banks). The agreements pursuant to which the Lessee operates the Primary Hotels as a franchise (the "Franchise Agreements") must be satisfactory to the Banks and shall be collaterally assigned to the Banks, if the Franchise Agreement does not prohibit such collateral assignment. If the Franchise Agreement

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 26




prohibits such assignment, the Borrower shall provide to the Banks a "comfort letter" executed by such franchisor and providing (a) permission for the Banks to preserve the franchise following default by the Borrower in the Line documents and (b) the agreement by the franchisor to give the Banks notice of any default under the agreements between the franchisor and the Lessee and a reasonable opportunity to cure such default. The provisions of the "comfort letter" must be satisfactory to the Banks, which shall not unreasonably withhold its approval of such comfort letter. The Line documents shall provide that a "default" (default, as used in this sentence, being one either (i) declared by the franchisor under the franchise agreement, or (ii) resulting in the exercise of remedies by the franchisor upon the occurrence of a default by the Lessee under such franchise agreement) by the Lessee in any of the Franchise Agreements which, in the judgment of the Banks might adversely affect the operation of the Primary Hotels, shall constitute a default in the Line. Such franchisor of the Primary Hotels may not be replaced by the Lessee without the Banks' prior written consent.

         The Banks have approved Interstate Management & Investment Corporation ("Interstate Management"), Promus Hotels, Inc. ("Promus"), Winston Hospitality, Inc., and Impac Hotel Group, Inc. (as the management company for Holiday Inn - Select in Dallas, Texas, but only for a one-year period following Closing) as the management companies for the Initial Hotels. Any management agreement entered into for the management of any Subsequent Hotel, however, is subject to the prior review and approval of the Banks. Such management agreements for Primary Hotels other than those managed by Promus shall be subordinate to the Deeds of Trust in favor of the Banks. Such subordination with respect to Primary Hotels other than those managed by Promus or Interstate Management shall entitle the Banks to terminate the management agreement upon the occurrence of an event of default under the Line documents. In the case of Promus and Interstate Management, the management agreement shall provide that the management agreement is terminable by the Lessee (or its assigns) upon foreclosure, deed in lieu of foreclosure, or the taking of possession of the hotel in connection with remedial measures undertaken by the Banks. Any rights of the Lessee under the management agreement shall be collaterally assigned to the Banks. The Banks have reviewed and approved the form of the Promus management agreement.

22. Licenses and Permits: To the extent obtainable on or prior to the Line closing, the Banks shall be furnished copies of all licenses, permits and approvals from any governmental authorities having jurisdiction over the construction and/or operation of the Initial Hotels.

23. Itemized List of Chattels: If requested by the Banks, the Borrower shall furnish the Banks a detailed list of chattels utilized for the operation and or maintenance of the Initial Hotels. The Borrower shall execute and deliver Security Agreements and UCC Financing Statements reflecting the Banks' security interest therein.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 27

24. Release Provisions: If the Borrower seeks to obtain the release of a Primary Hotel, the Borrower shall provide to the Banks a replacement Borrowing Base Certificate reflecting the deletion of such hotel from the calculations of the Loan to Value Amount and the Cash Flow Amount, as previously described in Paragraph I.2.B.(3)(e). The Banks shall not release such hotel until they have reviewed and approved such Borrowing Base Certificate. The Borrower may obtain a release of any Primary Hotel or Primary Hotels, provided (x) such Primary Hotel is being sold by the Borrower to a third party that is unrelated to the Borrower, (y) provided there is no existing default in the Line documents, and also (z) provided one of the following conditions is satisfied:

         (i) Substitute Hotel. The Borrower may offer to substitute another hotel or hotels to serve as a "Primary Hotel" (a "Substitute Hotel"), in which case the replacement Borrowing Base Certificate shall reflect the inclusion of such hotel in the calculations of the Line Availability Amount, and the Borrower shall provide the documentation necessary for the Banks to consider such hotel as a Primary Hotel.

         (ii) Alternative Collateral. The Borrower may offer alternative collateral for release of a Primary Hotel. The Banks shall have full discretion over whether such alternative collateral is satisfactory.

         (iii) Line Availability Amount Reduction. The Borrower shall be entitled to a release of any Primary Hotel upon a reduction in the Line Availability Amount as reflected in the revised Borrowing Base Certificate submitted by the Borrower following confirmation by the Banks of the new Line Availability Amount. Should the Line amount then outstanding exceed the Line Availability Amount as evidenced by the approved replacement Borrowing Base Certificate, the Borrower shall also reduce the outstanding principal balance by such excess on or before the release of such Hotel. The reduction in the Line Availability Amount shall be effective upon the release of such hotel.

         25. Allocation of Principal Payments: At the time of any paydown of outstanding principal under the Line (a "Principal Paydown"), the Borrower shall provide to the Banks an allocation of such Principal Paydown among the various categories or sub-lines for which principal amounts are outstanding. Such allocation shall be pursuant to a standard form approved by the Banks and outlining amounts previously outstanding, amounts applied, and reduced amounts following such paydown. The Banks shall be entitled to review and confirm such allocation, and in the event of a dispute as to such amounts and such calculation, the Banks' determination shall be conclusive.

         Such allocation of Principal Paydowns shall be subject to the following conditions:

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 28

         1. Certain categories and sublimits are not mutually exclusive. For example, a Development Hotel located in Montana is to be included in both the Development Sub-Line calculation [Paragraph I.3.B.] and the Geographical Proximity Limitation [Paragraph II.15A(i)]. To the extent that a draw has been so "double counted" under such sub-lines or categories, a Principal Paydown with respect to such a draw shall be likewise "double counted."

         2. Any Principal Paydown allocation made by the Borrower as to hotels shall be made on a hotel-by-hotel basis, and, to the extent possible, the Borrower shall be required to allocate a Principal Paydown to all draws for one hotel before making an allocation for draws for another hotel. The Borrower cannot allow more than one hotel to have partial outstanding draws allocated to it. The Borrower may elect to allocate all or any portion of a Principal Paydown to the Working Capital Sub-Line or the Swing Sub- Line, and is not required to repay such a sub-line in its entirety with a Principal Paydown prior to allocating the balance of a Principal Paydown to a hotel.

         Where, for example, $10 million has been drawn down and is still outstanding with respect to the Montana Development Hotel mentioned above, but only $5 million of the Development Sub-Line is then allocated to such hotel (pursuant to a reduction in the Development Sub-Line for such hotel based on Net Operating Income of such hotel), if the Borrower elects to allocate a portion of a $11 million Principal Paydown to such hotel, the Borrower could
(i) allocate $10 million of the Principal Paydown to such hotel and allocate the residue to another hotel or purpose (e.g., Swing- Line or Working Capital Sub-Line) or (ii) allocate the bulk of such Principal Paydown to another purpose (e.g., Swing- Line or Working Capital Sub-Line) and apply the residue to the Montana hotel, provided no other hotel had drawings partially repaid.

26. Additional Items: Such other matters and items as the Banks or their counsel may reasonably request.





                             III.  OTHER CONDITIONS

         1. Costs: The Line herein referenced shall be closed without cost to the Banks, and all expenses incurred in connection with the origination of the Line (including, without limitation, the Banks' counsel's fees) are to be paid by the Borrower. Such expenses shall be paid by the Borrower whether or not the Line closes.

         2. Modification and Refinance Fees: Any modification or refinance of the Line may be conditioned by the Banks on the payment by the Borrower of a nonrefundable fee, which shall be in addition to any other fee paid by the Borrower to the Banks in

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 29





                 connection with the Line. Nothing in this paragraph shall obligate the Banks to modify or refinance the Line, and the Banks reserve the right to require the Line to be repaid strictly in accordance with the terms and conditions contained in the Notes.

         3. Subordination Agreement: The Banks, at their option, may require the Lessee (or any subsequent lessee) of the Properties pursuant to leases hereafter executed to enter into and execute, along with the Banks, a Subordination Agreement satisfactory to the Banks.

         4. Participation: The Banks shall have the right, at their sole discretion, at any time or from time to time, to invite participants to participate in the Line and the Borrower agrees to execute any documents reasonably requested by the Banks in connection with any such participation. The Banks may disclose to any participants or prospective participants any information or other data or material in the Banks' possession relating to the Borrower, the Line, the Properties or the Improvements without the further consent of, or notice to, the Borrower.

         5. Form of Tenant Lease. The standard form of lease to be used by the Borrower for Subsequent Hotels shall be submitted to the Banks for approval prior to closing. Each Lease of the Primary Hotels is subject to the Banks' prior review and approval.

         6. Cross Default. Any default by the Borrower in any note, deed of trust or other document evidencing, documenting or securing a loan from any of the Banks to the Borrower shall, at the option of the Banks, constitute a default by the Borrower in any other note, deed of trust or document (including, without limitation, the Notes and Deed of Trust) evidencing, documenting or securing the Line.

         7. ADA Certification: A certification or other evidence satisfactory to the Banks shall be submitted to the Banks that shows the Properties comply with the Americans with Disabilities Act of 1990.

         9.      General Conditions:

                 a. The Borrower understands and agrees that this Commitment is issued directly to the Borrower and cannot be assigned without the prior written consent of the Banks. The Commitment is for the sole and exclusive benefit of the Borrower, and no third party is intended to be benefited in any respect hereby. If, prior to the origination of the Line, there is any material adverse change in the condition (financial, business or otherwise) of the Borrower or if, prior to closing, Winston Hotels, Inc. ceases to be the sole general partner of the Partnership, the Banks shall have the right to terminate their obligations hereunder.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 30

                 b. If the Borrower (and if either is a partnership, any partner thereof) at or before the closing of the Line should file a petition in bankruptcy under any of the provisions of the bankruptcy laws, or if a petition in bankruptcy should be filed against any one of them, or if any of them should make an assignment for the benefit of creditors, or otherwise become insolvent, or if any of them should become deceased or become mentally incapacitated, this Commitment may be cancelled at the option of the Banks.

                 c. The Borrower by accepting this Commitment represents and warrants to the Banks that except as disclosed to the Banks in writing on or prior to the date hereof, there are no actions, claims, suits or proceedings pending, or to the Borrower's knowledge, threatened or reasonably anticipated against or affecting the Borrower at law or in equity or before or by any governmental authority and there is no possibility of any judgment, liability or award which may reasonably be expected to result in any material and adverse change in the Borrower's condition (financial, business or otherwise).

                 d. All the provisions incorporated in this Commitment shall survive the loan closing and each Deed of Trust shall contain the following provision:

                         "All the terms and conditions of the commitment upon which the loan hereby secured was predicated are incorporated herein by this reference and made a part hereof and should Grantor default with respect to any term or provision thereof, such default shall constitute a default hereunder and under the Note hereby secured. To the extent that any provision in the Loan Agreement conflicts with any provision of the commitment, the terms of the Loan Agreement shall prevail. To the extent, however, that any provision in any of the other Line documents conflicts with any provision of the commitment, the terms of the commitment shall prevail."

                 e. The Borrower understands that the Banks are relying upon the statements and representations made to the Banks and upon such additional data as may be supplied to the Banks for the purpose of evaluating the line request. If any of such information is found to be inaccurate or to have been misrepresented in any material respect, this Commitment may be cancelled at the option of the Banks.

                 f. The Borrower certifies that all information provided to the Banks by the Borrower is true and complete in all respects to the best of the Borrower's knowledge and that the same was given to induce the Banks to make a line of credit available as herein requested.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 31






                 g. If this commitment is being signed by less than all parties (i.e. Borrower, partners of the Borrower), the undersigned hereby certifies and warrants to the Banks that the undersigned has been duly authorized to execute and deliver this Commitment for and on behalf of, and as agent for, any such party whose signature does not appear below.

                 h. If this Commitment is acceptable, please so indicate by signing in the space provided on the enclosed copy of this letter and return same to us not later than May 10, 1996. If not so accepted, or if the modification to the Line pursuant to this Commitment is not closed by July 31, 1996, the Banks may on the occurrence of either event void this Commitment at their sole option.




                                          Very truly yours,

                                          WACHOVIA BANK OF NORTH CAROLINA, N.A.


                                          By:  ________________________________
                                                        Jeffrey P. Castleberry
                                                        Senior Vice President

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 32





                                          BRANCH BANKING & TRUST COMPANY


                                          By:  ________________________________
                                                   Richard E. Fowler
                                                   Senior Vice President


                                          SOUTHTRUST BANK OF ALABAMA


                                          By:  ________________________________
                                                   John D. Pierce
                                                   Group Vice President


                                          NATIONSBANK, N.A.


                                          By:  ________________________________
                                                   Jack M. Wiser
                                                   Vice President

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 33


                 ACCEPTED THIS THE _____ DAY OF APRIL, 1996.


                                WINN LIMITED PARTNERSHIP,
                                a North Carolina limited partnership (SEAL)

                                         By:      WINSTON
                                                  HOTELS, INC.
                                                  its General Partner
Attest:

                                       By:
- - -------------------------                 ---------------------------
      Secretary                                  President
- - ------


[CORPORATE SEAL]


                                       WINSTON HOTELS, INC.
Attest:

                                       By:
- - --------------------------------          --------------------------
               Secretary                         President
- - --------------


[CORPORATE SEAL]

                                   EXHIBIT A



      Address                     City             County           State   Rooms/Suites     Franchise              Owner
      -------                     ----             ------           -----   ------------     ---------              -----
1.   201 Asheville Ave.           Cary             Wake             NC      130              Hampton Inn            Company
2.   1816 Hillandale Rd.          Durham           Durham           NC      136              Hampton Inn            Partnership
3.   1675 US Hwy-1                So. Pines        Moore            NC      126              Hampton Inn            Partnership
4.   474 Western Blvd.            Jacksonville     Onslow           NC      120              Hampton Inn            Partnership
5.   Hwy. 105-208 Linville Rd.    Boone            Watauga          NC       95              Hampton Inn            Partnership
6.   8419 US Hwy-29 North         Charlotte        Mecklenburg      NC      125              Hampton Inn            Partnership
7.   5107 Market Street           Wilmington       New Hanover      NC      118              Hampton Inn            Partnership
8.   151 South College Rd.        Wilmington       New Hanover      NC      146              Comfort Inn            Partnership
9.   1533 Southlake Parkway       Atlanta          Clayton          GA      124              Hampton Inn            Partnership
10.  112 Tourist Drive            Brunswick        Glynn            GA      127              Hampton Inn            Partnership
11.  One Airport Road             Hilton Head      Beaufort         SC      125              Hampton Inn            Partnership
12.  12610 Chestnut Hill Rd       Chester          Chesterfield     VA       66              Hampton Inn            Partnership
13.  2100 West Hundred St         Chester          Chesterfield     VA      123              Comfort Inn            Partnership (1)
14.  1922 Skibbo Road             Fayetteville     Cumberland       NC      176              Comfort Inn            Partnership
15.  3508 Mount Moriah Rd         Durham/Chapel Hill Durham         NC      138              Comfort Inn            Partnership (2)
16.  US Hwy. 1 North              Raleigh          Wake             NC      149              Comfort Inn            Partnership
17.  6209 Glenwood Avenue         Raleigh          Wake             NC      141              Hampton Inn            Partnership
18.  144 Bee Street               Charleston       Charleston       SC      128              Comfort Inn            Partnership
19.  5225 North Atco Lane         Charleston       Charleston       SC      168              Quality Suites         Partnership
20.  629 Frontage Rd              Augusta          Richmond         GA      123              Comfort Inn            Partnership
21.  11350 LBJ Freeway            Garland          Dallas           TX      244              Holiday Inn Select     Partnership
22.  940 East Main Street         Abingdon         Washington       VA       80              Holiday Inn Express    Partnership
23.  4154 Preferred Place         Duncansville     Dallas           TX      119              Hampton Inn            Partnership
24.  769 Hammond Drive            Atlanta          Fulton           GA      133              Hampton Inn            Partnership
25.  NE Corner of Pineland Drive  Duluth           Gwinnett         GA      134              Hampton Inn & Suites   Partnership
           and Crestwood Parkway
26.  151 Van Campen Drive         Wilmington       New Hanover      NC      128              Marriott Courtyard     Partnership
27.  100 MacAlyson Court          Cary             Wake             NC      140              Homewood Suites        Partnership
28.  401 Bay Area Boulevard       Clear Lake       Collin           TX       92              Homewood Suites        Partnership
                                                                            3554


         (1)     Includes adjacent restaurant building.
         (2) This hotel located at 3508 Mount Moriah Road in Durham has approximately 3.941 acres of excess land believed to be unnecessary for the operation of the hotel. Subject to the satisfaction of the Banks' requirements for release of property, the Banks agree to release such land without payment of a release fee (other than for an administrative fee not exceeding $2,000 and reimbursement of the Banks' actual out-of-pocket expenses).

         Hotels 25 (Duluth) and 26 (Wilmington) are the Two Delayed Acquisition Hotels.

Winston Hotels, Inc.
WINN Limited Partnership
April 24,  1996
Page 35


                                   EXHIBIT B

                                  1ST QUARTER

                      Calculation and Amount of Deduction

Development Hotel #1              $250,000 NOI / .13        =       $1,923,000.00

Construction Hotel #1             $100,000 NOI / .13        =       $  769,000.00

Development Hotel #2              $200,000 NOI / .13        =       $1,538,000.00


                                            2D QUARTER (INCLUDES 1ST QUARTER)

                                                       Calculation
                                                       -----------

Development Hotel #1              $200,000 / .13  =                 $1,538,000.00

Construction Hotel #1             $250,000 / .13  =                 $1,923,000.00

Development Hotel #2              $500,000 / .13  =                 $3,846,000.00


                                               Deductions in Second Quarter
                                               ----------------------------

Development Hotel #1              $1,538,000 - 1,923,000 =          $      -0-

Construction Hotel #1             $1,923,000 -   769,000 =          $1,154,000.00

Development Hotel #2              $3,846,000 - 1,538,000 =          $2,308,000.00
                                                                    -------------


                                   EXHIBIT C


     The following table sets forth certain unaudited information with respect to the Hotels and the applicable Percentage Leases (dollar amounts are in thousands):

                                                                                                        YEAR ENDED
                                                                                                     DECEMBER 31, 1995
                                                                                          ---------------------------------------
                                                               ANNUAL PERCENTAGE                         PRO FORMA
                                                                RENT FORMULA(1)             -----------------------------------
                                                          ---------------------------                 (IN THOUSANDS)
                                       NUMBER             REVENUE                                                       LESSEE
                                         OF      BASE      BREAK     FIRST     SECOND      ROOM          LEASE        NET INCOME/
                                       ROOMS     RENT      POINT     TIER       TIER      REVENUE     PAYMENTS(2)       LOSS(3)
                                       ------   -------   -------    -----     ------     -------     -----------     -----------
CURRENT HOTELS(4)
Hampton Inn:
 Durham, NC...........................   136    $   428   $1,628     33.6 %     65.0%     $2,594        $ 1,175         $   236
 Raleigh, NC..........................   141        472    1,900     40.0       65.0       2,287          1,011              82
 Charlotte, NC........................   125        324    1,323     31.8       65.0       2,286          1,047             246
 Atlanta, GA..........................   124        404    1,450     31.0       66.0       2,205            948             228
 Cary, NC.............................   130        400    1,374     30.6       69.0       2,175            973             249
 Wilmington, NC.......................   118        497    1,496     34.1       64.0       2,126            912             244
 Brunswick, GA........................   127        358    1,348     28.7       66.0       2,033            839             152
 Southern Pines, NC...................   126        360    1,476     34.2       66.0       1,955            820             195
 Jacksonville, NC.....................   120        367    1,425     33.6       69.0       1,831            759             198
 Hilton Head, SC......................   125        298    1,375     26.0       66.0       1,737            596              80
 Boone, NC............................    95        249    1,150     29.0       66.0       1,557            602             108
 Chester (Richmond), VA...............    66        189      950     37.5       64.0       1,259            554              84
Comfort Inn:
 Durham/Chapel Hill, NC...............   138        579    1,975     42.5       67.0       2,518          1,203             152
 Fayetteville, NC.....................   176        623    1,975     43.0       69.0       2,432          1,164             138
 Wilmington, NC.......................   146        493    1,578     33.1       66.0       2,322          1,013             152
 Chester (Richmond), VA...............   123        497    1,775     43.0       62.0       2,210          1,059              98
 Charleston, SC.......................   128        441    1,825     41.8       66.0       2,190          1,003              85
 Raleigh, NC..........................   149        322    1,527     34.0       62.0(5)    1,908            755             195
 Augusta, GA..........................   123        294    1,100     27.0       66.0       1,418            507              65
 Clearwater/St. Petersburg, FL........   120        277    1,275     28.5       65.0       1,382            433              34
Quality Suites:
 Charleston, SC.......................   168        864    2,900     39.3       68.0       3,706          1,687             195
                                       -----    -------                                   ------        -------         -------
 Subtotal for Current Hotels.......... 2,704      8,736                                   44,131         19,060           3,216
                                       -----    -------                                   ------        -------         -------
ACQUISITION HOTELS
Hampton Inn:
 Perimeter (Atlanta), GA..............   131    $   574    1,700     42.0 %     70.0          --            574(6)         (574)(7)
 Duncanville, TX......................   119        221    1,250     33.0       70.0       1,370            497             (26)
Comfort Inn:
 Greenville, SC.......................   191        309    1,600 (8) 25.0       66.0       1,989            656             165
Homewood Suites:
 Cary, NC.............................   140      1,015    1,500 (9) 53.0       75.0       3,164          2,043(6)          117
 Clear Lake (Houston), TX.............    92        472    1,677     35.0       70.0         320            472            (377)(7)
Hampton Inn & Suites:
 Duluth (Atlanta), GA.................   136        581    1,825     42.3       70.0          --            581(6)         (581)(7)
Comfort Suites:
 London, KY...........................    62        165      775     37.5       70.0       1,050            483              80
Holiday Inn Select:
 Garland (Dallas), TX.................   244      1,036    3,600     40.0       67.0       6,352 (11)     2,084(12)        (146)
Holiday Inn Express:
 Abingdon, VA.........................    80        187      900     37.5       70.0       1,181            535             131
Courtyard by Marriott:
 Wilmington, NC.......................   128        525    1,325     42.3       70.0          --            525(6)         (525)(7)
                                       -----    -------                                   ------         ------         -------
Subtotal for Acquisition Hotels....... 1,323      5,085                                   15,426          8,450          (1,736)
Lessee interest income not allocated
 to the Hotels above..................                                                                                       85
Lessee general and administrative
 expenses not allocated to the Hotels
 above................................                                                                                   (1,776)
                                       -----    -------                                   -------       -------         -------
Consolidated total for Hotels......... 4,027    $13,901                                   $59,674       $27,510         $  (211)
                                       =====    =======                                  ========       =======         =======

 (1) All Percentage Rent formulas included in the Percentage Leases are based on room revenue from the related Hotels. See "Business and Properties -- The Percentage Leases" and "Risk Factors -- Risk that Pending Acquisitions Will Not Close".
 (2) Represents lease payments from the Lessee to the Partnership or the Company, as applicable, calculated on a pro forma basis by applying the rent provisions in the Percentage Leases, and for the Acquisition Hotels the rent provisions in the proposed Percentage Leases, to the historical room revenue of the Hotels for the year ended December 31, 1995. Under the terms of the related